W.W. Grainger, Inc. Subsidiaries as of February 6, 2005	EXHIBIT 21

Acklands - Grainger Inc. (Canada)

     - USI - AGI Prairies Inc. (Canada) (50% owned)

Dayton Electric Manufacturing Co. (Illinois)

Grainger Caribe, Inc. (Illinois)

Grainger International, Inc. (Illinois)

     - Grainger Global Holdings, Inc. (Deleware)

            - Grainger Global Trading (Shanghai) Company Limited (China)

     - Grainger Services International, Inc. (Illinois)

     - MRO Korea Co., Ltd. (Korea) (49% owned)

     - ProQuest Brands, Inc. (Illinois)

     - SC Grainger Co., Ltd. (Japan) (38.6% owned)

     - WWG de Mexico, S.A. de C.V. (Mexico)

            - Grainger, S.A. de C.V. (Mexico)

            - WWG Servicios, S.A. de C.V. (Mexico)

Lab Safety Supply, Inc. (Wisconsin)

     - AW Direct, Inc.